Item 77C - TIAA-CREF Mutual Funds

Registrant hereby incorporates by reference the combined Proxy Statement / Prospectus on Form N-14 filed on April 21, 2006, as supplemented, by the TIAA-CREF Institutional Mutual Funds (TCIMF),
File No.333-133458.

Shareholder Meeting Results:

A Special Meeting of Shareholders (the Meeting) of the TIAA-CREF
Mutual Funds (the Fund) was held on April 3, 2007. The following matter was voted upon at the Meeting by the shareholders of the Fund (the resulting votes are presented below).

Proposal:

Approving an Agreement and Plan of Reorganization and Termination and the transactions it contemplates, including the transfer of substantially all of the assets of each series of the Fund to the corresponding series of TCIMF in exchange for shares of TCIMF, the assumption by each respective TCIMF series of the liabilities (if any) of the corresponding series of the Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of the Fund in connection with the liquidation and deregistration of the Fund.

Number of Votes:

For
444,534,971.447

Against
61,491,639.935

Abstain
21,429,153.351